Prospect Capital Announces June 2021 Net Investment Income of $0.19 and 5% Increase in Net Asset Value per Common Share, and Declares Stable Monthly Cash Common and Preferred Share Distributions

NEW YORK, August 24, 2021 (GLOBE NEWSWIRE) -– Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced financial results for our fiscal quarter and year ended June 30, 2021.

FINANCIAL RESULTS

All amounts in $000’s except per share amounts (on weighted average basis for period numbers)	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2021	March 31, 2021	June 30, 2020

Net Investment Income (“NII”)	$73,229	$73,402	$58,273
Basic NII per Common Share	$0.19	$0.19	$0.16
Interest as % of Total Investment Income	87.5%	87.5%	88.8%

Net Income Attributable to Common Stockholders	$242,421	$246,008	$162,613
Basic Net Income per Common Share	$0.62	$0.64	$0.44

Distributions to Common Shareholders	$69,857	$69,603	$66,823
Distributions per Common Share	$0.18	$0.18	$0.18

Since Oct 2017 Basic NII per Common Share	$2.94	$2.74	$2.19
Since Oct 2017 Distributions per Common Share	$2.70	$2.52	$1.98
Since Oct 2017 Basic NII Less Distributions per Common Share	$0.24	$0.22	$0.21

Net Asset Value (“NAV”) to Common Shareholders	$3,808,477	$3,634,940	$3,055,861
NAV per Common Share	$9.81	$9.38	$8.18

Net of Cash Debt to Equity Ratio(1)	55.9%	56.5%	69.6%
Net of Cash Asset Coverage of Debt Ratio	277%	276%	244%

Unsecured Debt as % of Total Debt	84.3%	84.3%	89.1%
Unsecured and Non-Recourse Debt as % of Total Debt	100.0%	100.0%	100.0%

(1)Including our preferred stock as equity.

All amounts in $000’s except per share amounts	Year Ended	Year Ended
	June 30, 2021	June 30, 2020

Net Investment Income (“NII”)	$285,737	$265,694
Basic NII per Common Share	$0.75	$0.72

Net Income (Loss) attributable to Common Stockholders	$962,096	$(16,224)
Basic Net Income (Loss) per Common Share	$2.51	$(0.04)

Distributions to Common Shareholders	$276,145	$265,277
Distributions per Common Share	$0.72	$0.72

CASH COMMON SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring distributions to common shareholders as follows:

Monthly Cash Common Shareholder Distribution	Record Date	Payment Date	Amount ($ per share)
September 2021	9/28/2021	10/21/2021	$0.0600
October 2021	10/27/2021	11/18/2021	$0.0600

These monthly cash distributions represent the 49th and 50th consecutive $0.06 per share distributions to common shareholders.
Prospect expects to declare November 2021, December 2021, and January 2022 distributions in November 2021.
Based on the declarations above, Prospect’s closing stock price of $8.11 at August 23, 2021 delivers to our common shareholders an annualized distribution yield of 8.9%.

We offer a 5% discount to the market price of our common stock to shareholders who have elected to participate in our dividend reinvestment plan (also known as our “DRIP”). Shareholders who participated in this plan for our fiscal year ended June 30, 2021 received a return 7.2% greater than non-participating shareholders, for a total return of over 85%.

Taking into account past distributions and our current share count for declared distributions, and since inception through our October 2021 declared distribution, Prospect will have distributed $18.96 per share to original common shareholders, aggregating over $3.4 billion in cumulative distributions to all common shareholders.

Since October 2017, our NII per common share has aggregated $2.94 while our common shareholder distributions per share have aggregated $2.70, resulting in our NII exceeding distributions during this period by $0.24 per common share.

Initiatives focused on enhancing accretive NII per share growth include (1) our $1 billion targeted 5.50% perpetual preferred stock offering, (2) our recent $150 million 5.35% listed perpetual preferred stock issuance, (3) a greater utilization of our cost efficient revolving credit facility (with an incremental cost of approximately 1.45% at today’s one month Libor), (4) retirement of higher cost liabilities (including multiple recent tender offers and repurchases), (5) issuing lower cost notes (including recent five to 30 year senior unsecured notes with coupons of approximately 2.5% to 4.0%), and (6) increased originations of senior secured debt and selected equity investments to deliver targeted risk-adjusted yields and total returns as we deploy available capital from our current underleveraged balance sheet.

Our senior management team and employees own approximately 28% of shares outstanding, representing approximately $1.1 billion of our NAV.

CASH PREFERRED SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring distributions to Series A1, Series M1, and Series A2 preferred shareholders at an annual rate of 5.50% of the stated value of $25.00 per share, from the date of issuance or, if later, from the most recent dividend payment date, as follows:

Series A1, M1, and A2 Monthly Cash 5.50% Preferred Shareholder Distribution	Record Date	Payment Date	Monthly Amount ($ per share), before pro ration for partial periods
September 2021	9/15/2021	10/1/2021	$0.114583
October 2021	10/20/2021	11/1/2021	$0.114583
November 2021	11/17/2021	12/1/2021	$0.114583

Prospect is declaring our first quarterly distribution to Series A preferred shareholders at an annual rate of 5.35% of the stated value of $25.00 per share, from the date of issuance as follows:

Series A Quarterly Cash 5.35% Preferred Shareholder Distribution	Record Date	Payment Date	Amount ($ per share)
July - October 2021	10/20/2021	11/1/2021	$0.382674

PORTFOLIO UPDATE AND INVESTMENT ACTIVITY

All amounts in $000’s except per unit amounts	As of	As of	As of
	June 30, 2021	March 31, 2021	June 30, 2020

Total Investments (at fair value)	$6,201,778	$5,883,328	$5,232,328
Number of Portfolio Companies	124	123	121

Secured First Lien	50.9%	51.8%	46.9%
Other Senior Secured Debt	15.8%	15.2%	24.4%
Subordinated Structured Notes	12.2%	12.8%	13.5%
Unsecured and Other Debt	0.1%	0.1%	1.0%
Equity Investments	21.0%	20.1%	14.2%
Mix of Investments with Underlying Collateral Security	78.9%	79.8%	84.8%

Annualized Current Yield – All Investments	9.2%	9.4%	9.7%
Annualized Current Yield – Performing Interest Bearing Investments	11.7%	11.8%	11.4%

Top Industry Concentration(1)	17.7%	16.7%	14.4%
Retail Industry Concentration(1)	0.0%	0.0%	0.0%
Energy Industry Concentration(1)	1.3%	1.3%	1.6%
Hotels, Restaurants & Leisure Concentration(1)	0.4%	0.4%	0.4%

Non-Accrual Loans as % of Total Assets (2)	0.6%	0.7%	0.9%

Middle-Market Loan Portfolio Company Weighted Average EBITDA(3)	$89,116	$81,933	$71,970
As of the quarter ended June 30, 2021, Prospect had a 5.01x middle-market loan portfolio company weighted average net debt leverage ratio.(3)
(1)Excluding our underlying industry-diversified structured credit portfolio.
(2)Calculated at fair value.
(3)For additional disclosure see “Middle-Market Loan Portfolio Company Weighted Average EBITDA and Net Leverage” at the end of this release.

During the September 2021 (to date), June 2021 and March 2021 quarters, investment originations and repayments were as follows:

All amounts in $000’s	Quarter Ended	Quarter Ended	Quarter Ended
	September 30, 2021	June 30, 2021	March 31, 2021

Total Originations	$350,897	$306,675	$258,419

Middle-Market Lending	97.2%	77.4%	77.2%
Real Estate	2.8%	18.9%	17.8%
Subordinated Structured Notes	0.0%	1.8%	0.0%
Middle-Market Lending / Buyout	0.0%	1.7%	5.0%
Other	0.0%	0.2%	0.0%

Total Repayments	$165,107	$156,272	$182,458

Originations, Net of Repayments	$185,790	$150,403	$75,961

Note: For additional disclosure see “Primary Origination Strategies” at the end of this release.

We have invested in subordinated structured notes benefiting from individual standalone financings non-recourse to Prospect, with our risk limited in each case to our net investment. At June 30, 2021 and March 31, 2021, our subordinated structured note portfolio at fair value consisted of the following:

All amounts in $000’s except per unit amounts	As of	As of
	June 30, 2021	March 31, 2021

Total Subordinated Structured Notes	$756,109	$750,603

# of Investments	39	39

TTM Average Cash Yield(1)(2)	15.3%	13.7%
Annualized Cash Yield(1)(2)	19.1%	18.6%
Annualized GAAP Yield on Fair Value(1)(2)	14.2%	15.2%
Annualized GAAP Yield on Amortized Cost(2)	9.9%	10.4%

Cumulative Cash Distributions	$1,327,324	$1,291,282
% of Original Investment	94.5%	91.9%

# of Underlying Collateral Loans	1,713	1,718
Total Asset Base of Underlying Portfolio	$16,551,131	$16,806,835

Prospect TTM Default Rate	1.00%	1.71%
Broadly Syndicated Market TTM Default Rate	1.25%	3.15%
Prospect Default Rate Outperformance vs. Market	0.25%	1.44%
(1)Calculation based on fair value.
(2)Excludes investments being redeemed.

To date, including called investments being redeemed, we have exited nine subordinated structured notes totaling $263.4 million with an expected pooled average realized IRR of 16.7% and cash on cash multiple of 1.48 times.
Since December 31, 2017 through today, 30 of our subordinated structured note investments have completed multi-year extensions of their reinvestment periods (typically at reduced liability spreads and with increased weighted average life asset benefits). We believe further long-term optionality upside exists in our structured credit portfolio through additional refinancings and reinvestment period extensions.

CAPITAL AND LIQUIDITY

Our multi-year, long-term laddered and diversified funding profile includes a $1.1575 billion revolving credit facility (with 36 lenders, an increase of six lenders from before our April 2021 extension and upsizing), program notes, listed baby bonds, institutional bonds, convertible bonds, listed preferred stock, and program preferred stock. We have retired upcoming maturities, including a recent retirement in June 2021, and as of today have no debt maturing until July 2022.
On April 28, 2021, we completed an amendment and upsizing of our existing revolving credit facility (the “Facility”) for Prospect Capital Funding, extending the term 5.0 years from such date. Pricing for amounts drawn under the Facility is one-month Libor plus 2.05%, a decrease of 0.15% from before our extension. Undrawn pricing (1) was reduced by 0.30% for above 35% and up to 60% utilization and (2) was reduced by 0.10% for above 60% utilization. Our extended facility also has improved borrowing base benefits due to a change in concentration baskets, which we estimate increased our borrowing base by approximately $150 million.
The combined amount of our balance sheet cash and undrawn revolving credit facility commitments currently exceeds $800 million. Our total unfunded eligible commitments to non-control portfolio companies totals approximately $52 million, representing less than 1% of our total assets as of June 30, 2021.

All amounts in $000’s	As of June 30, 2021	As of March 31, 2021	As of June 30, 2020
Net of Cash Debt to Equity Ratio(1)	55.9%	56.5%	69.6%
% of Interest-Bearing Assets at Floating Rates	86.1%	86.7%	85.9%
% of Liabilities at Fixed Rates	84.3%	84.3%	89.1%

% of Floating Loans with Libor Floors	92.5%	91.7%	85.2%
Weighted Average Libor Floor	1.61%	1.68%	1.67%

Unencumbered Assets	$4,482,615	$4,401,757	$3,772,478
% of Total Assets	71.1%	73.3%	71.2%

(1)Including our preferred stock as equity.

The below table summarizes our June 2021 quarter term debt issuance and repurchase/repayment activity:

All amounts in $000’s	Principal	Coupon	Maturity
Debt Issuances
3.364% 2026 Notes	$300,000	3.364%	November 2026
Prospect Capital InterNotes®	$78,828	3.00% – 4.00%	April 2026 – July 2033
Total Debt Issuances	$378,828

Debt Repurchases/Repayments
2022 Notes	$50	4.95%	July 2022
2023 Notes	$836	5.875%	March 2023
6.375% 2024 Notes	$226	6.375%	January 2024
2028 Notes	$70,761	6.250%	June 2028
Prospect Capital InterNotes®	$243,397	4.00% - 6.625%	April 2024 – October 2043
Total Debt Repurchases/Repayments	$315,270

Net Debt Issuances	$63,558

$1.1575 billion of Facility commitments have closed to date with 36 lenders. An accordion feature allows the Facility, at Prospect's discretion, to accept up to $1.5 billion of commitments. The Facility matures April 27, 2026. The Facility includes a revolving period that extends through April 27, 2025, followed by an additional one-year amortization period.
We currently have seven separate unsecured debt issuances aggregating $1.4 billion outstanding, not including our program notes, with laddered maturities extending to June 2029. At June 30, 2021, $508.7 million of program notes were outstanding with laddered maturities through October 2043.
At June 30, 2021, our weighted average cost of unsecured debt financing was 4.86%, a decrease of 0.36% from March 31, 2021, and a decrease of 0.88% from June 30, 2020.
On August 3, 2020, we launched a $1 billion 5.50% perpetual preferred stock offering program. Prospect expects to use the net proceeds from the offering program to maintain and enhance balance sheet liquidity, including repaying our credit facility and purchasing high quality short-term debt instruments, and to make long-term investments in accordance with our investment objective. The preferred stock provides Prospect with a diversified source of accretive fixed-rate capital without creating maturity risk due to the perpetual term. To date we have issued approximately $183 million in aggregate of our 5.50% perpetual preferred stock program.
On July 19, 2021, we closed a $150 million listed 5.35% perpetual preferred stock offering. Prospect used the net proceeds from the offering to maintain and enhance balance sheet liquidity, including repaying our credit facility and redeeming higher cost program notes.
In connection with the preferred stock offering program, effective August 3, 2020 and as amended on October 30, 2020, we adopted and amended, respectively, a Preferred Stock Dividend Reinvestment Plan, pursuant to which holders of the preferred stock will have dividends on their preferred stock automatically reinvested in additional shares of such preferred stock at a price per share of $25.00, if they elect.

We currently have over $337 million in preferred stock outstanding.
Prospect holds recently reaffirmed or initiated investment grade company ratings from Standard & Poor’s (BBB-), Moody’s (Baa3), Kroll (BBB-), Egan-Jones (BBB), and DBRS (BBB (low)). Maintaining our investment grade ratings with prudent asset, liability, and risk management is an important objective for Prospect.

DIVIDEND REINVESTMENT PLAN
We have adopted a dividend reinvestment plan (also known as our “DRIP”) that provides for reinvestment of our distributions on behalf of our shareholders, unless a shareholder elects to receive cash. On April 17, 2020, our board of directors approved amendments to the Company’s DRIP, effective May 21, 2020. These amendments principally provide for the number of newly-issued shares pursuant to the DRIP to be determined by dividing (i) the total dollar amount of the distribution payable by (ii) 95% of the closing market price per share of our stock on the valuation date of the distribution (providing a 5% discount to the market price of our common stock), a benefit to shareholders who participate.

HOW TO PARTICIPATE IN OUR DIVIDEND REINVESTMENT PLAN
Shares held with a broker or financial institution
Many shareholders have been automatically “opted out” of our DRIP by their brokers. Even if you have elected to automatically reinvest your PSEC stock with your broker, your broker may have “opted out” of our DRIP (which utilizes DTC’s dividend reinvestment service), and you may therefore not be receiving the 5% pricing discount. Shareholders interested in participating in our DRIP to receive the 5% discount should contact their brokers to make sure each such DRIP participation election has been made through DTC. In making such DRIP election, each shareholder should specify to one’s broker the desire to participate in the "Prospect Capital Corporation DRIP through DTC" that issues shares based on 95% of the market price (a 5% discount to the market price) and not the broker's own "synthetic DRIP” plan (if any) that offers no such discount. Each shareholder should not assume one’s broker will automatically place such shareholder in our DRIP through DTC. Each shareholder will need to make this election proactively with one’s broker or risk not receiving the 5% discount. Each shareholder may also consult with a representative of such shareholder’s broker to request that the number of shares the shareholder wishes to enroll in our DRIP be re-registered by the broker in the shareholder’s own name as record owner in order to participate directly in our DRIP.
Shares registered directly with our transfer agent
If a shareholder holds shares registered in the shareholder’s own name with our transfer agent (less than 0.1% of our shareholders hold shares this way) and wants to make a change to how the shareholder receives dividends, please contact our plan administrator, American Stock Transfer and Trust Company LLC by calling (888) 888-0313 or by mailing American Stock Transfer and Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219.

EARNINGS CONFERENCE CALL
Prospect will host an earnings call on Wednesday August 25, 2021 at 11:00 am. Eastern Time. Dial 888-338-7333. For a replay prior to September 25, 2021 visit www.prospectstreet.com or call 877-344-7529 with passcode 10159756.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	June 30, 2021	June 30, 2020

Assets	(Audited)	(Audited)
Investments at fair value:
Control investments (amortized cost of $2,482,431 and $2,286,725, respectively)	$2,919,717	$2,259,292
Affiliate investments (amortized cost of $202,943 and $163,484, respectively)	356,734	187,537
Non-control/non-affiliate investments (amortized cost of $3,372,750 and $3,332,509, respectively)	2,925,327	2,785,499
Total investments at fair value (amortized cost of $6,058,124 and $5,782,718, respectively)	6,201,778	5,232,328
Cash	63,610	44,561
Receivables for:
Interest, net	12,575	11,712
Other	365	106
Due from broker	12,551	1,063
Deferred financing costs on Revolving Credit Facility	11,141	9,145
Prepaid expenses	1,072	1,248
Total Assets	6,303,092	5,300,163
Liabilities
Revolving Credit Facility	356,937	237,536
Convertible Notes (less unamortized debt issuance costs of $4,123 and $8,892, respectively)	263,100	450,598
Public Notes (less unamortized debt issuance costs of $20,061 and $11,613, respectively)	1,114,717	782,106
Prospect Capital InterNotes® (less unamortized debt issuance costs of $10,496 and $12,802, respectively)	498,215	667,427
Due to Prospect Capital Management	48,612	42,481
Interest payable	27,359	29,066
Dividends payable	23,313	22,412
Due to broker	14,854	1
Accrued expenses	5,151	3,648
Due to Prospect Administration	4,835	7,000
Other liabilities	482	2,027
Total Liabilities	2,357,575	2,244,302
Net Assets	$3,945,517	$3,055,861

Components of Net Assets
Convertible preferred stock, par value $0.001 per share (141,000,000 shares authorized, with 40,000,000 shares of preferred stock authorized for each of the series A1, Series M1, and Series M2 shares, 20,000,000 shares of preferred stock authorized for the Series AA1 shares and 1,000,000 shares of preferred stock authorized for the Series A2 shares; 5,163,926 and 0 Series A1 shares issued and outstanding, respectively; 187,000 and 0 Series A2 shares issued and outstanding, respectively; 0 and 0 Series AA1 shares issued and outstanding respectively; 130,666 and 0 Series M1 shares issued and outstanding, respectively; and 0 and 0 Series M2 shares issued and outstanding, respectively)
	$ 137,040	$ —
Common stock, par value $0.001 per share (1,859,000,000 and 1,000,000,000 common shares authorized; 388,419,573 and 373,538,499 issued and outstanding, respectively)	388	374
Paid-in capital in excess of par	4,040,748	3,986,417
Total distributable loss	(232,659)	(930,930)
Net Assets	$3,945,517	$3,055,861
Net Asset Value Per Common Share	$9.81	$8.18

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2021	2020	2021	2020
Investment Income
Interest income:
Control investments	$ 50,567	$48,647	$ 201,983	$200,948
Affiliate investments	6,638	7,324	30,971	12,649
Non-control/non-affiliate investments	53,556	50,901	209,681	229,963
Structured credit securities	26,893	22,083	111,628	110,816
Total interest income	137,654	128,955	554,263	554,376
Dividend income:
Control investments	997	1,000	4,642	10,335
Affiliate Investments	378	—	378	—
Non-control/non-affiliate investments	19	104	81	1,109
Total dividend income	1,394	1,104	5,101	11,444
Other income:
Control investments	16,674	13,299	62,167	47,311
Affiliate investments	7	37	109	38
Non-control/non-affiliate investments	1,610	1,834	10,327	10,361
Total other income	18,291	15,170	72,603	57,710
Total Investment Income	157,339	145,229	631,967	623,530
Operating Expenses
Base management fee	30,756	26,279	114,622	108,910
Income incentive fee	17,873	16,202	71,227	68,057
Interest and credit facility expenses	30,069	34,765	130,618	148,368
Allocation of overhead from Prospect Administration	3,494	4,646	14,262	18,247
Audit, compliance and tax related fees	1,594	1,299	3,861	4,028
Directors’ fees	113	115	450	453
Other general and administrative expenses	211	1,316	11,190	9,773
Total Operating Expenses	84,110	86,956	346,230	357,836
Net Investment Income	73,229	58,273	285,737	265,694
Net Realized and Net Change in Unrealized Gains (Losses) from Investments
Net realized gains (losses)
Control investments	2	—	2,955	—
Affiliate investments	—	(7,311)	4,469	—
Non-control/non-affiliate investments	84	—	113	(7,574)
Net realized gains (losses)	86	(7,311)	7,537	(7,574)
Net change in unrealized gains (losses)
Control investments	140,753	54,775	464,719	(117,552)
Affiliate investments	18,697	104,241	129,738	67,077
Non-control/non-affiliate investments	16,017	(47,310)	99,587	(221,167)
Net change in unrealized gains (losses)	175,467	111,706	694,044	(271,642)
Net Realized and Net Change in Unrealized Gains (Losses) from Investments	175,553	104,395	701,581	(279,216)
Net realized (losses) on extinguishment of debt	(5,096)	(55)	(23,511)	(2,702)
Net Increase (Decrease) in Net Assets Resulting from Operations	243,686	162,613	963,807	(16,224)

Preferred stock dividend	(1,265)	—	(1,711)	—
Net Increase (Decrease) in Net Assets Resulting from Operations attributable to Common Stockholders	$ 242,421	$ 162,613	$ 962,096	$(16,224)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER SHARE
(in actual dollars)

	Three Months Ended June 30,				Year Ended June 30,
	2021		2020		2021		2020
Per Share Data - Basic
Net asset value per common share at beginning of period	$9.38		$7.98		$8.18		$9.01
Net investment income(1)	0.19		0.16		0.75		0.72
Net realized and change in unrealized gains (losses) (1)	0.44		0.28		1.77		(0.76)
Net increase (decrease) from operations (5)	0.63		0.44		2.52		(0.04)
Distributions of net investment income to common stockholders	(0.18)	(6)	(0.08)	(7)	(0.69)	(6)	(0.49)	(7)
Distributions of net investment income to preferred stockholders	—	(3)	—	(4)	—	(3)	—	(4)
Return of Capital to common stockholders	—	(6)	(0.10)	(7)	(0.03)	(6)	(0.23)	(7)
Common stock transactions(2)	—	(3)	(0.05)	(3)	(0.11)		(0.07)
Offering costs from issuance of preferred stock	(0.02)			(4)	(0.04)		—	(4)
Net asset value per common share at end of period	$9.81		$8.18	(8)	$9.81	(8)	$8.18

(1)Per share data amount is based on the weighted average number of common shares outstanding for the period presented (except for dividends to stockholders which is based on actual rate per share).
(2)Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our common stock dividend reinvestment plan, common shares issued to acquire investments and common shares repurchased below net asset value pursuant to our Repurchase Program, and common shares issued pursuant to the Holder Optional Conversion of our preferred stock.
(3)Amount is less than $0.01.
(4)Not applicable for the respective fiscal period.
(5)Diluted net increase from operations was $0.61 and $2.50 for the three and twelve months ended June 30, 2021.
(6)Not finalized for the respective fiscal period.
(7)The amounts reflected for the respective fiscal periods were updated based on tax information received subsequent to our Form 10-K filing for the year ended June 30, 2020. Certain reclassifications have been made in the presentation of prior period amounts.
(8)Does not foot due to rounding.

MIDDLE-MARKET LOAN PORTFOLIO COMPANY WEIGHTED AVERAGE EBITDA AND NET LEVERAGE

Middle-Market Loan Portfolio Company Weighted Average Net Leverage (“Middle-Market Portfolio Net Leverage”) and Middle-Market Loan Portfolio Company Weighted Average EBITDA (“Middle-Market Portfolio EBITDA”) provide clarity into the underlying capital structure of PSEC’s middle-market loan portfolio investments and the likelihood that PSEC’s overall portfolio will make interest payments and repay principal.
Middle-Market Portfolio Net Leverage reflects the net leverage of each of PSEC’s middle-market loan portfolio company debt investments, weighted based on the current fair market value of such debt investments. The net leverage for each middle-market loan portfolio company is calculated based on PSEC’s investment in the capital structure of such portfolio company, with a maximum limit of 10.0x adjusted EBITDA. This calculation excludes debt subordinate to PSEC’s position within the capital structure because PSEC’s exposure to interest payment and principal repayment risk is limited beyond that point. Additionally, subordinated structured notes, other structured credit, real estate investments, investments for which EBITDA is not available, and equity investments, for which principal repayment is not fixed, are also not included in the calculation. The calculation does not exceed 10.0x adjusted EBITDA for any individual investment because 10.0x captures the highest level of risk to PSEC. Middle-Market Portfolio Net Leverage provides PSEC with some guidance as to PSEC’s exposure to the interest payment and principal repayment risk of PSEC’s overall debt portfolio. PSEC monitors its Middle-Market Portfolio Net Leverage on a quarterly basis.

Middle-Market Portfolio EBITDA is used by PSEC to supplement Middle-Market Portfolio Net Leverage and generally indicates a portfolio company’s ability to make interest payments and repay principal. Middle-Market Portfolio EBITDA is calculated using the EBITDA of each of PSEC’s middle-market loan portfolio companies, weighted based on the current fair market value of the related investments. The calculation provides PSEC with insight into profitability and scale of the portfolio companies within our overall debt investments.

These calculations include addbacks that are typically negotiated and documented in the applicable investment documents, including but not limited to transaction costs, share-based compensation, management fees, foreign currency translation adjustments and other nonrecurring transaction expenses.

Together, Middle-Market Portfolio Net Leverage and Middle-Market Portfolio EBITDA assist PSEC in assessing the likelihood that PSEC will timely receive interest and principal payments. However, these calculations are not meant to substitute for an analysis of PSEC’s our underlying portfolio company debt investments, but to supplement such analysis.

PRIMARY ORIGINATION STRATEGIES

Middle-Market Lending - We make directly-originated, agented loans to companies, including companies which are controlled by private equity sponsors and companies that are not controlled by private equity sponsors (such as companies that are controlled by the management team, the founder, a family or public shareholders). This debt can take the form of first lien, second lien, unitranche or unsecured loans. These loans typically have equity subordinate to our loan position. We may also purchase selected equity co-investments in such companies. In addition to directly-originated, agented loans, we also invest in senior and secured loans, syndicated loans and high yield bonds that have been sold to a club or syndicate of buyers, both in the primary and secondary markets. These investments are often purchased with a long term, buy-and-hold outlook, and we often look to provide significant input to the transaction by providing anchoring orders.
Middle-Market Lending / Buyout - This strategy involves purchasing senior and secured yield-producing debt and controlling equity positions in operating companies across various industries. We believe this strategy provides enhanced certainty of closure to sellers, and the opportunity for management to continue in their current roles. These investments are often structured in tax-efficient partnerships, enhancing returns.
Real Estate - We purchase debt and controlling equity positions in tax-efficient real estate investment trusts (“REIT” or “REITs”). The real estate investments of National Property REIT Corp. (“NPRC”) are in various classes of developed and occupied real estate properties that generate current yields, including multi-family properties, student housing, and self-storage. NPRC seeks to identify properties that have historically attractive occupancy rates and recurring cash flow generation. NPRC generally co-invests with established and experienced property management teams that manage such properties after acquisition.
Subordinated Structured Notes - We make investments in structured credit, often taking a significant position in subordinated structured notes (equity) and rated secured structured notes (debt). The underlying portfolio of each structured credit investment is diversified across approximately 100 to 200 broadly syndicated loans and does not have direct exposure to real estate, mortgages, or consumer-based credit assets. The structured credit portfolios in which we invest are managed by established collateral management teams with many years of experience in the industry.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made. We undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectcap.com
Telephone (212) 448-0702